The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 5, 2018.

October 2018 Preliminary Pricing Supplement No. T1420/A* Registration Statement No. 333-218604-02 Dated October 5, 2018 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Trigger Jump Securities due November 3, 2021

Linked to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

Unlike ordinary debt securities, the Trigger Jump Securities due November 3, 2021 linked to the EURO STOXX 50® Index (the “Underlying”), which we refer to as the “securities”, do not provide for the regular payment of interest or guarantee the return of any principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the Underlying. If the Underlying appreciates or does not depreciate at all over the term of the securities, you will receive, for each security, the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Underlying Return. If the Final Level is less than the Initial Level but greater than or equal to the Knock-In Level of 80% of the Initial Level, meaning that the Underlying has depreciated by an amount less than or equal to 20%, you will receive a payment at maturity equal to the stated principal amount. However, if the Final Level is less than the Knock-In Level, meaning that the Underlying has depreciated by more than 20% from the Initial Level, the payment due at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the full percentage decrease in the level of the Underlying from the Initial Level to the Final Level. Under these circumstances, the payment at maturity per security will be less than $8.00 and could be zero. Accordingly, you may lose your entire initial investment in the securities. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the potential to receive fixed upside payment if the Final Level is greater than or equal to the Initial Level.

All payments on the securities, including any repayment of principal, are subject to the credit risk of Credit Suisse.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The EURO STOXX 50® Index. For more information on the Underlying, see “The Underlying” herein.
Aggregate Principal Amount:	$
Principal Amount:	$10 per security. The securities are offered at a minimum investment of 100 securities at $10 per security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Price to Public:	$10 per security (see “Commissions and Price to Public” below)
Trade Date:	October 30, 2018
Settlement Date:	November 2, 2018 (3 business days after the Trade Date). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:	October 29, 2021, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	November 3, 2021, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Key Terms continued on the following page

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Price to Public	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$10	$0.25(1)
		$0.05(2)	$9.70
Total	$	$	$

(1) We or one of our affiliates may pay to Morgan Stanley Smith Barney LLC (“MSSB”) varying discounts and commissions of up to $0.30 per $10 principal amount of securities, of which $0.05 per $10 principal amount of securities will be paid as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(2) Reflects a structuring fee payable to MSSB by Credit Suisse Securities (USA) LLC (“CSSU”) or one of its affiliates of $0.05 for each security.

The agent for this offering, CSSU, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $10 principal amount of the securities on the Trade Date will be between $9.45 and $9.75 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

Trigger Jump Securities due November 3, 2021

Linked to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

Key Terms continued from previous page:
Redemption Amount:	On the Maturity Date investors will receive a Redemption Amount determined as follows:

•  If the Final Level is greater than or equal to the Initial Level:

the greater of (i) $10 + the Upside Payment and (ii) $10 x Underlying Return

•  If the Final Level is less than the Initial Level but greater than or equal to the Knock-In Level:

$10

•  If the Final Level is less than the Knock-In Level:

$10 × Underlying Return

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 20%, and possibly all, of your investment.

Upside Payment:	$5 per security (50% of the stated principal amount, to be determined on the Trade Date)
Knock-In Level:	, which is equal to 80% of the Initial Level
Distributor:	MSSB. See “Supplemental Plan of Distribution.”
Initial Level:

, which is the closing level of the Underlying on the Trade Date

In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.

Final Level:	The closing level of the Underlying on the Valuation Date
Underlying Return:	The Final Level divided by the Initial Level
Calculation Agent:	Credit Suisse International
CUSIP / ISIN:	22549R433 / US22549R4332
Listing:	The securities will not be listed on any securities exchange.

* This amended and restated pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. T1420 dated September 26, 2018 in its entirety. This amended and restated pricing supplement revises the Trade Date from October 31, 2018 to October 30, 2018. We refer to this amended and restated pricing supplement as the “pricing supplement.”

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Principal at Risk Securities

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018:

https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. I–B dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement , “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

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Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities due November 3, 2021 Linked to the Performance of the EURO STOXX 50® Index can be used:

▪	As an alternative to direct exposure to the Underlying that provides a positive return of the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Underlying Return;

▪	To enhance returns and potentially outperform the Underlying in a moderately bullish scenario;

▪	To obtain limited protection against the loss of principal in the event of a decline of the Underlying as of the Valuation Date, but only if the Final Level is greater than or equal to the Knock-In Level.

If the Final Level is less than the Knock-In Level, the securities are exposed on a 1:1 basis to the percentage decline in the level of the Underlying from the Initial Level to the Final Level. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Three years
Upside payment:	$5 (50% of the stated principal amount)
Knock-In Level:	80%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

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Principal at Risk Securities

Key Investment Rationale

The securities do not pay interest but offer a positive return of the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Underlying Return if the Underlying appreciates or does not depreciate at all as of the Valuation Date, and limited protection against a decline in the Underlying up to 20%. However, if, as of the Valuation Date, the level of the Underlying has declined by more than 20% from the Initial Level to the Final Level, the payment at maturity per security will be less than $8, and could be zero.

Upside Scenario	If the Final Level is greater than or equal to the Initial Level, the payment at maturity for each security will be equal to the greater of (i) $10 plus the Upside Payment and (ii) $10 multiplied by the Underlying Return.
Par Scenario	If the Final Level is less than the Initial Level but greater than or equal to the Knock-In Level, which means that the Underlying has depreciated by no more than 20% from the Initial Level, the payment at maturity will be $10 per security.
Downside Scenario	If the Final Level is less than the Knock-In Level, which means that the Underlying has depreciated by more than 20% from the Initial Level to the Final Level, you will lose 1% for every 1% decline in the value of the Underlying from the Initial Level to the Final Level (e.g., a 50% depreciation in the Underlying will result in a payment at maturity of $5 per security).

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Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the Underlying. The diagram is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$5 per security (50% of the stated principal amount)
Knock-In Level:	80% of the Initial Level (-20% change in level of the Underlying from the Initial Level to the Final Level)

Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario. If the Final Level is greater than or equal to the Initial Level, the investor would receive the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Underlying Return. Under the terms of the securities, an investor would receive a payment at maturity equal to the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Underlying Return if the level of the Underlying has increased from the Initial Level to the Final Level or has not depreciated.

▪	Par Scenario. If the Final Level is less than the Initial Level but is greater than or equal to the Knock-In Level, the investor would receive the $10 stated principal amount per security.

▪	Downside Scenario. If the Final Level is less than the Knock-In Level, the payment at maturity would be less than the stated principal amount of $10 by an amount that is proportionate to the full percentage decrease of the Underlying.

o	For example, if the Final Level declines by 50% from the Initial Level, the payment at maturity would be $5 per security (50% of the stated principal amount).

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Principal at Risk Securities

Selected Risk Considerations

This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see any accompanying product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the Final Level is less than the Knock-In Level, you will be fully exposed to the decline in the Underlying over the term of the securities, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the Principal Amount, in proportion to the decline in the Underlying from the Initial Level to the Final Level. Under this scenario, the value of any such payment will be less than 80% of the Principal Amount and could be zero. You may lose up to your entire initial investment in the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms. Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	The probability that the Final Level will be less than the Knock-In Level will depend on the volatility of the Underlying. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

▪	The securities do not pay interest. We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlying. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

▪	The closing level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the equity securities included in the EURO STOXX 50® Index are traded in a foreign currency and the securities are denominated in U.S. Dollars. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. Dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. Dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

▪	Foreign securities markets risk. Some or all of the assets included in the EURO STOXX 50® Index are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal

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policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX 50® Index, and therefore the performance of the EURO STOXX 50® Index and the value of the securities.

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Hedging and trading activity. We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

▪	The estimated value of the securities on the Trade Date may be less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal

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funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. For instance, as calculation agent, Credit Suisse International will determine the Initial Level and the Payment at Maturity. Moreover, certain determinations made by Credit Suisse International, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor underlying or calculation of the closing level in the event of a market disruption event or discontinuance of the Underlying. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. In addition, hedging activities by us or our affiliates on or prior to the Trade Date could potentially increase the Initial Level, and therefore, could increase the level at or above which the Underlying must close so that you are not exposed to the negative performance of the Underlying on the Valuation Date. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

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▪	Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	The amount payable on the securities is not linked to the value of the Underlying at any time other than the Valuation Date. The Final Level will be the closing level of the Underlying on the Valuation Date. Even if the value of the Underlying appreciates prior to the Valuation Date but then drops by the Valuation Date, the Redemption Amount may be less, and may be significantly less, than it would have been had the Redemption Amount been linked to the value of the Underlying prior to such drop. Although the actual value of the Underlying on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Level, the Redemption Amount will be based solely on the closing level of the Underlying on the Valuation Date.

▪	No ownership rights relating to the Underlying. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return based on the purchase of the equity securities that comprise the Underlying. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

▪	Adjustments to the Underlying could adversely affect the value of the securities. The publisher of the Underlying may add, delete or substitute the component stocks of the Underlying or make other methodological changes that could change the value of the Underlying. Any of these actions could adversely affect the value of the securities. The publisher of the Underlying may also discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, Credit Suisse International, as the calculation agent, will have the sole discretion to substitute a successor underlying that is comparable to the discontinued Underlying. Credit Suisse International could have an economic interest that is different than that of investors in the securities insofar as, for example, Credit Suisse International is permitted to consider Underlyings that are calculated and published by Credit Suisse International or any of its affiliates. If Credit Suisse International determines that there is no appropriate successor underlying on the Valuation Date, the amount payable at maturity will be based on the value of the Underlying, based on the closing prices of the stocks constituting the Underlying at the time of such discontinuance, without rebalancing or substitution, computed by Credit Suisse International as calculation agent in accordance with the formula for calculating the Underlying last in effect prior to such discontinuance, as compared to the Initial Level.

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Principal at Risk Securities

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Underlying

The EURO STOXX 50® Index, which is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG, provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50® Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the EURO STOXX 50® Index was introduced on February 26,1998, with a base value of 1,000 as of December 31, 1991.

Information as of market close on October 4, 2018:

Bloomberg Ticker Symbol:	SX5E
Current Closing Level:	3375.08
52 Weeks Ago (on 10/5/2017):	3613.54
52 Week High (on 11/1/2017):	3697.40
52 Week Low (on 3/26/2018):	3278.72

The following graph sets forth the daily closing levels of the Underlying for the period from January 2, 2013 through October 4, 2018. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the Underlying for each quarter in the same period. The closing level of the Underlying on October 4, 2018 was 3375.08. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. You should not take the historical values of the Underlying as an indication of its future performance, and no assurance can be given as to the closing level of the Underlying on the Valuation Date.

For additional information about the EURO STOXX 50® Index, see the information set forth under “The Reference Indices—EURO STOXX 50® Index” in the accompanying underlying supplement.

EURO STOXX 50® Index Daily Closing Levels January 2, 2013 to October 4, 2018

* The solid red line in the graph indicates the hypothetical Knock-In Level, assuming the closing level on October 4, 2018 was the Initial Level.

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EURO STOXX 50® Index	High	Low	Period End
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	3,314.80	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3672.29	3278.72	3361.50
Second Quarter	3592.18	3340.35	3395.60
Third Quarter (through October 4, 2018)	3527.18	3293.36	3375.08

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular

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circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $0.30 per $10 principal amount of securities. MSSB and its financial advisors will collectively receive from CSSU varying discounts and commissions of up to $0.30 for each security they sell, of which $0.05 per $10.00 principal amount of securities reflects a structuring fee. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Contact

MSSB clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 780-2731.

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